Exhibit 99.1

NEWS RELEASE

RGC RESOURCES, INC.

Release Date:	August 3, 2023
Contact:	Paul Nester
President and CEO
Telephone:	540-777-3831

RGC RESOURCES, INC. REPORTS

THIRD QUARTER EARNINGS

ROANOKE, Va.  (August 3, 2023)--RGC Resources, Inc. (NASDAQ:  RGCO) announced consolidated Company earnings of $686,816, or $0.07 per share, for the quarter ended June 30, 2023, compared to earnings of $592,527, or $0.06 per share, for the quarter ended June 30, 2022.  CEO Paul Nester stated, “We experienced earnings growth driven primarily by improved utility margins and the investment in Mountain Valley Pipeline (MVP), net of higher interest expense.”  Nester further commented, “We are pleased that the U.S. Supreme Court acted quickly, allowing the MVP project to resume forward construction and hopefully enabling a much needed, new supply of natural gas to the Roanoke region by this winter.”

Net loss for the twelve months ended June 30, 2023 was $1,130,122, or $0.11 per share.  Underlying net income for the twelve months ended June 30, 2023 was $10,209,447, or $1.03 per share, compared to $9,255,083, or $1.06 per share, for the twelve months ended June 30, 2022.  Nester attributed the underlying net income increase to improved utility margins associated with infrastructure replacement programs, the implementation of the new non-gas rates and the investment in the MVP.  Underlying earnings per share declined due to the impact of the March 2022 equity offering on the weighted average shares outstanding.

RGC Resources, Inc. provides energy and related products and services to customers in Virginia through its operating subsidiaries Roanoke Gas Company and RGC Midstream, LLC.

Utility margins is a non-GAAP measure defined as utility revenues less cost of gas.  Underlying net income removes the effect of the after-tax impairment charge specific to the MVP investment from the results of operations to enhance the comparability of financial results between periods.  Management considers these non-GAAP measures to provide useful information to both management and investors for purpose of such comparability and in evaluating operating performance, but they should be considered in addition to results prepared in accordance with GAAP and should not be considered a substitute for, or superior to, GAAP results.

Net income for the three months ended June 30, 2023 is not indicative of the results to be expected for the fiscal year ending September 30, 2023 as quarterly earnings are affected by the highly seasonal nature of the business and weather conditions generally result in greater earnings during the winter months.

The statements in this release that are not historical facts constitute “forward-looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties.  In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company’s actual results and experience to differ materially from any expectations expressed in the Company’s forward-looking statements, regarding customer growth, infrastructure investment and margins.  These risks and uncertainties include gas prices and supply, geopolitical considerations and regulatory and legal challenges and those set forth in Item 1-A of the Company’s fiscal 2022 Form 10-K.  Forward-looking statements reflect the Company’s current expectations only as of the date they are made. The Company assumes no duty to update these statements should expectations change or actual results differ from current expectations except as required by applicable laws and regulations.

Past performance is not necessarily a predictor of future results.

Summary financial statements for the third quarter and twelve months are as follows:

RGC Resources, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended June 30,		Twelve months ended June 30,
	2023	2022	2023	2022

Operating revenues	$13,660,245	$17,259,899	$99,084,797	$83,407,916
Operating expenses	11,861,780	15,619,727	81,695,733	68,390,770
Operating income	1,798,465	1,640,172	17,389,064	15,017,146
Equity in earnings of unconsolidated affiliate	519,482	235	524,991	252,721
Impairment of unconsolidated affiliates	—	—	(15,270,090)	(39,822,213)
Other income, net	6,725	221,141	772,048	1,052,476
Interest expense	1,423,566	1,102,214	5,375,607	4,334,968
Income (loss) before income taxes	901,106	759,334	(1,959,594)	(27,834,838)
Income tax expense (benefit)	214,290	166,807	(829,472)	(7,517,946)

Net income (loss)	$686,816	$592,527	$(1,130,122)	$(20,316,892)

Net earnings (loss) per share of common stock:
Basic	$0.07	$0.06	$(0.11)	$(2.32)
Diluted	$0.07	$0.06	$(0.11)	$(2.32)

Cash dividends per common share	$0.1975	$0.1950	$0.7875	$0.7700

Reconciliation of GAAP net income to underlying net income:
Net income (loss) as reported	$686,816	$592,527	$(1,130,122)	$(20,316,892)
Impairment - net of income tax	—	-	11,339,569	29,571,975
Underlying net income	$686,816	$592,527	$10,209,447	$9,255,083

Underlying earnings per share: basic and diluted	$0.07	$0.06	$1.03	$1.06

Weighted average number of common shares outstanding:
Basic	9,939,843	9,798,700	9,873,686	8,756,025
Diluted	9,942,871	9,804,289	9,873,686	8,756,025

Condensed Consolidated Balance Sheets

(Unaudited)

	June 30,
Assets	2023	2022
Current assets	$25,754,930	$35,589,886
Utility property, net	243,087,547	224,145,150
Other non-current assets	25,923,607	39,008,457

Total Assets	$294,766,084	$298,743,493

Liabilities and Stockholders’ Equity
Current liabilities	$27,252,815	$21,063,473
Long-term debt, net	126,252,586	130,265,070
Deferred credits and other non-current liabilities	40,312,870	41,832,326
Total Liabilities	193,818,271	193,160,869
Stockholders’ Equity	100,947,813	105,582,624

Total Liabilities and Stockholders’ Equity	$294,766,084	$298,743,493